Exhibit 10.3
BLACK BOX CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
2008 LONG-TERM INCENTIVE PLAN

Employee:

Number of Restricted Stock Units subject to this Restricted Stock Unit Agreement:

Vesting Dates (as defined below): one-third (1/3) of the number of RSUs (as defined below) for shares of the common stock, $.001 par value (“Common Stock”) of Black Box Corporation (the “Company”) shall vest on the first one-year anniversary of the Grant Date (as defined below) and on each of the two (2) subsequent one-year anniversaries of the Grant Date.
Pursuant to the Black Box Corporation 2008 Long-Term Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors (the “Board”) of the Company has granted to you the number of Restricted Stock Units (as defined in the Plan) set forth above (the “RSUs”). Additional terms and conditions of this Award (as defined in the Plan) are set forth below.
          1.      Date of Grant. This Award was granted to you on [month, day, year] (the “Grant Date”).
          2.      Vesting Provisions - Entitlement to Shares.
                    (a)      No RSUs will vest prior to the first one-year anniversary of the Grant Date. On such date, and on each of the two (2) succeeding one-year anniversaries of that date (each date being referred to as a “Vesting Date”), and subject to Section 4 below, 33 1/3% of the RSUs will vest. You will become entitled to one (1) share of Common Stock for each RSU that vests under this Award. The number of shares of Common Stock issuable upon vesting of RSUs under this RSU Agreement will be adjusted as set forth in the Plan.
                    (b)      Except as otherwise provided herein, the shares of Common Stock to which you become entitled upon vesting of RSUs will be issued to you on the Vesting Date (or as soon as reasonably practicable thereafter, but in no event later than the 15th day of the third month following the Vesting Date), subject to your satisfaction of all applicable income and employment tax withholding. Notwithstanding the foregoing or any provision of this RSU Agreement or the Plan to the contrary, the delivery of any shares of Common Stock upon vesting of any RSUs shall be delayed until six (6) months after your Separation from Service (as defined in the Plan) to the extent required by Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended.
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REV: 6/2009

                    (c)      You will not have any stockholder rights, including, but not limited to, voting rights or dividend rights, with respect to the shares of Common Stock subject to this Award until you become the record holder of the shares of Common Stock following their actual issuance to you.
          3.      Taxes and Withholding. You acknowledge that any amounts recognized for federal, state or local tax purposes, including payroll taxes, on account of the vesting of RSUs and/or issuance of the shares of Common Stock to you shall be subject to tax withholding by the Company or any parent, subsidiary or affiliate of the Company by whom you are employed (such entities hereinafter referred to as the “BB Group”). Your minimum statutory tax withholding obligations, if any, on account of the vesting of RSUs and/or issuance of shares of Common Stock will be satisfied by the Company withholding from the shares of Common Stock to be issued to you a sufficient number of whole shares of Common Stock distributable in connection with this Award equal to the applicable minimum statutory tax withholding obligation. Notwithstanding any provision herein to the contrary, in the event that this Award becomes subject to taxes under the Federal Insurance Contributions Act (“FICA”) or similar taxes before the shares of Common Stock under the Award would otherwise be issued, the Company shall issue to you a sufficient number of whole shares of Common Stock under this Award that does not exceed the applicable minimum statutory tax withholding obligation with respect to such FICA taxes and any federal, state or local income taxes that may apply as a result of such accelerated issuance of shares of Common Stock and the Company shall withhold such shares of Common Stock to satisfy such FICA and any related income tax liability; provided, however, that any such accelerated issuance of shares of Common Stock shall be made only to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(vi). In the event that you do not make tax payments when required, the Company may refuse to issue or cause to be delivered any shares of Common Stock under this RSU Agreement until such payment has been made or arrangements for such payment satisfactory to the Company have been made. In connection with the foregoing, the number of whole shares of Common Stock that are to be withheld shall not exceed the amount of the minimum statutory tax withholding obligations and any shortfall in the amount required to be withheld shall be paid by check by you or shall be withheld from your pay. In determining the amount of taxes owed upon vesting and/or delivery of shares of Common Stock under this Award and the number of shares to be withheld, the Company shall utilize the “Fair Market Value” of the shares of Common Stock as defined in the Plan except that, if the shares of Common Stock are listed on any established stock exchange, system or market, the Fair Market Value as of any given date of determination shall be the closing market price of the shares of Common Stock as quoted in such exchange, system or market on the closest preceding date, to such date of determination, on which the shares of Common Stock were traded.
          4.      Restriction on Transfer and Forfeiture of Unvested RSUs.
                    (a)      None of the RSUs issued pursuant to this RSU Agreement may be assigned or transferred, hypothecated or encumbered, in whole or in part, either directly or by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, bankruptcy
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or in any other manner; provided, however, the Committee (as defined in the Plan) may permit a transfer to a Permitted Transferee (as defined in the Plan).
              (b)       Except as set forth in this Section 4, effective on the date you experience a Separation from Service other than as a result of your death or “disability” (as defined in the Plan), including, but not limited to, as a result of your retirement, voluntary termination or involuntary termination (with or without cause), any unvested RSUs shall be automatically null and void and shall be forfeited to the Company at the time of your Separation from Service and without any further obligation on the part of the Company.
              (c)      In the event of a change-in-control (as defined in the Plan), any unvested RSUs that have not been forfeited shall vest immediately prior to the consummation of the change-in-control.
              (d)      If you experience a Separation from Service as a result of your death or disability, any unvested RSUs shall become vested as of such Separation from Service.
     5.      Amendment, Modification, Termination and Adjustment. The Committee may amend, modify or terminate this RSU Agreement in accordance with the terms and conditions of the Plan. Adjustments to this RSU Agreement may be made in accordance with the terms and conditions of the Plan.
     6.      Continuation of Employment. Neither the Plan nor this RSU Agreement shall confer upon you any right to continue in the employ of the BB Group, or limit in any respect the right of the BB Group to terminate your employment at any time.
     7.      Plan Documents. This Award is issued pursuant to and is subject to the provisions of the Plan. This RSU Agreement is qualified in its entirety by reference to the Plan itself, which is incorporated herein by reference, and a copy of which may be obtained from the office of the Company’s General Counsel at any time. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this RSU Agreement, the terms and conditions of the Plan shall prevail and control.
     8.      Section 409A. This Award is intended to be excepted from coverage under Section 409A which deals with nonqualified deferred compensation, and shall be administered, interpreted and construed accordingly. A payment shall be treated as made on the specified date of payment if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the specified date of payment, as provided and in accordance with Treas. Reg. § 1.409A-3(d). The Company may, in its sole discretion and without your consent, modify or amend the terms of this RSU Agreement, impose conditions on the timing or effectiveness of the vesting of the RSUs or issuance of the shares of Common Stock upon vesting of the RSUs or take any other action the Company deems necessary
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or advisable to cause the RSUs to be excepted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted). Notwithstanding the foregoing, you recognize and acknowledge that Section 409A may impose upon you certain taxes or interest charges for which you are and shall remain solely responsible.
Please acknowledge your acceptance and agreement to the terms of this RSU Agreement by signing this RSU Agreement in the space provided below and returning it promptly to the Company. By signing this RSU Agreement, you agree to all of the terms and conditions of this Award as described above and in the Plan.

Black Box Corporation

By:

I accept and agree to the terms of this RSU Agreement as set forth herein.

Employee	Date
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